Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the registration of 2,000,000 shares of common stock pursuant to the First Interstate BancSystem, Inc. Employee Stock Purchase Plan, as amended and restated and the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. – 2006 Restatement, of our report dated March 14, 2008, relating to our audit of the consolidated financial statements of First Interstate BancSystem, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
          /s/ MCGLADREY & PULLEN LLP
Des Moines, Iowa
August 18, 2008